Exhibit 99.1

Imation Announces Changes to Executive Leadership Team and Board of Directors

OAKDALE, Minn.--(BUSINESS WIRE)--August 19, 2015--Imation Corp. (NYSE:IMN) (the “Company”) today announced the following changes to its executive leadership team and Board of Directors (the “Board”), effective immediately:

  Independent director Barry L. Kasoff has been appointed by the Board as interim President; and
  Independent director Joseph A. De Perio has been elected non-executive Chairman of the Board.

These changes follow the departures of former President and CEO, Mark E. Lucas, former Chairman, William LaPerch, and former independent Director, Tony Brausen. Lucas will remain with the Company in a consulting role until the end of the year. The Board, together with Lucas, will continue to work with a leading executive search firm to identify a highly qualified candidate to serve as Imation’s permanent CEO.

“On behalf of the Board and all our shareholders, I want to express our deep gratitude to Mark, Bill and Tony for their dedication and significant contributions to Imation over the years,” said De Perio. “Together with Barry as interim President, we look forward to continuing to take the necessary steps to position the Company for long-term profitable growth, and we wish Mark, Bill and Tony all the best in their future endeavors.”

De Perio continued, “The Board is working with management and our advisers to drive our transformation, and we continue to explore all potential strategic alternatives designed to maximize shareholder value. We look forward to sharing our progress with shareholders in the near term. In addition, the Nominating and Governance Committee is working to evaluate candidates to fill the vacancies on the Board.”

Kasoff currently serves as the President of Realization Services, Inc., a full-service management consulting firm specializing in assisting companies and capital stakeholders in troubled business environments, and has served in such capacity since founding it in 1997. From 1990 until 1997, Kasoff was the general manager of Takarajimasha, a Japanese communications conglomerate. There, he identified and evaluated its investments and supervised the company’s U.S. and European-based operations. Prior to that, Kasoff was the CFO and Vice President of Operations of Selzer Group, a New York investment banking and leveraged buyout group serving public and private companies.

About Imation

Imation (NYSE:IMN) is a global data storage and data security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s Storage and Security portfolio includes Nexsan™ high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey™ mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com